IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
WAVE WIRELESS CORPORATION, :	Case No. 06-11267 (PJW)
:
Debtor. :
____________________________________ :

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY

THE DEBTOR AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

FOX ROTHSCHILD LLP

Daniel K. Astin (Bar No. 4068)

Anthony M. Saccullo (Bar No. 4141)

Citizens Bank Center

919 North Market Street, Suite 1300

P.O. Box 2323

Wilmington, Delaware 19899-2323

(302) 654-7444

Counsel for the Debtor and

Debtor-In-PossessionEDWARDS ANGELL PALMER & DODGE LLP William E. Chipman (Bar No. 3818) Mark D. Olivere (Bar No. 4291) Citizens Bank Center 919 North Market Street, Suite 1500 Wilmington, Delaware 19801 (302) 777-7770

Counsel for the Official Committee of Unsecured Creditors

Dated: May 2, 2007 Wilmington, Delaware

TABLE OF CONTENTS

I. INTRODUCTION	1
II. DEFINITIONS	1
Section 2.01 Accredited Investor:
1

Section	2.02	Administrative Claim Escrow:	1
Section	2.03	Administrative Expense Claim:	1
Section	2.04	Administrative Operating Expense Claim:
1
Section	2.05	Affiliate:	1
Section	2.06	Allowed:	1
Section	2.07	Asset(s):	2
Section	2.08	Avoidance Actions:	2
Section	2.09	Ballots:	2
Section	2.10	Bankruptcy Code:	2
Section	2.11	Bankruptcy Court:	2
Section	2.12	Bankruptcy Rules:	2
Section	2.13	Bar Date:	2
Section	2.14	Business Day:	2
Section	2.15	Case:	3
Section	2.16	Cash:	3
Section	2.17	Causes of Action:	3
Section	2.18	Claim:	3
Section	2.19	Class:	3
Section	2.20	Collateral:	3
Section	2.21	Committee:	3
Section	2.22	Confirmation Date:	3
Section	2.23	Confirmation Hearing:	3
Section	2.24	Confirmation Order:	3
Section	2.25	Debtor:	4
Section	2.26	Disbursing Agent:	4

Section	2.27	Disclosure Statement:
4
Section	2.28	Effective Date:	4
Section	2.29	Entity:	4
Section	2.30	Equity Financing:	4
Section	2.31	Estate:	4
Section	2.32	Excess Reorganized Debtor Cash:	4
Section	2.33	Exit Facility:	5
Section	2.34	File, Filed, Filing, or Files:	5
Section	2.35	Final Order:	5
Section	2.36	General Unsecured Claim:	5
Section	2.37	Holder:	5
Section	2.38	Interests:	5
Section	2.39	Material Adverse Change:	5
Section	2.40	New By-Laws:	5
Section	2.41	New Certificate of Incorporation:	6
Section	2.42	New Common Stock:
6
Section	2.43	New Directors:	6
Section	2.44	New Junior Notes:	6
Section	2.45	Old Common Stock:
6
Section	2.46	Operating Cash Reserve:	6
Section	2.47	Permanent Injunction:
6
Section	2.48	Petition Date:
7

Section	2.49	Plan Administration Carve-Out:		7
Section	2.50	Plan Administration Trust Assets:		7
Section	2.51	Plan Supplement:		7
Section	2.52	Preferred Shareholder:		7
Section	2.53	Preferred Stock:		7
Section	2.54	Priority Claim:	7
Section	2.55	Priority Tax Claim:		8
Section	2.56	Professionals:		8
Section	2.57	Proof of Claim or Proof of Interest:		8
Section	2.58	Record Date:		8
Section	2.59	Reorganized Debtor:
8
Section	2.60	Schedules:		8
Section	2.61	SDS:		8
Section	2.62	SDS Maximum Repayment:		8
Section	2.63	SDS Loan Documents:		8
Section	2.64	Secured Claim:		9
Section	2.65	Unclaimed Distribution:		9
Section	2.66	Unsatisfied:		9
Section	2.67	U.S. Trustee Fees:		9
Section	2.68	Other Definitions:		9
III. ADMINISTRATIVE CLAIMS , PRIORITY TAX CLAIMS,
AND U.S. TRUSTEE FEES				9
Section	3.01	Treatment of Administrative Expense Claims:		9
Section	3.02	Administrative Claim Escrow:		9
Section	3.03	Satisfaction of Operating Administrative Expense

Claims After the Effective Date:				10
Section	3.04	Allowance of Professional Fees and Expenses:		10
Section	3.05	Committee Professional and Member Fees and Expenses:
10
Section	3.06	Distribution of Administrative Claim Escrow:		10
Section	3.07	Treatment of Priority Tax Claims:		10
Section	3.08	Payment of Allowed Priority Tax Claims:		10
Section	3.09	Tax Claim Escrow:		11
Section	3.10	Distribution of Tax Claim Escrow:		11
Section	3.11	U.S. Trustee Fees:		11
IV. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS			11
Section	4.01	Class 1—Other Secured Claims:		12
Section	4.02	Class 2—SDS Secured Claims:		12
Section	4.03	Class 3—Priority Unsecured Claims:
13
Section	4.04	Class 4—General Unsecured Claims:
13
Section	4.05	Class 5—Preferred Shareholder Claims:		14
Section	4.06	Class 6—Old Common Stock Interests:		14
Section	4.07	Equity Financing Provisions:		14
V. ACCEPTANCE OR REJECTION OF THE PLAN			15
Section	5.01	Classes Entitled to Vote:		15
Section	5.02	Entitlement to Vote:		15
Section	5.03	Acceptance by an Impaired Class of Claims:
15
VI. MEANS FOR IMPLEMENTATION OF THE PLAN			15

Section	6.01	Cancellation of Existing Securities and Agreements:
15
Section	6.02	Issuance of Stock:		15
Section	6.03	Exit Financing:		16
Section	6.04	Board of Directors of the Debtor:		16
Section	6.05	New Board of Reorganized Debtor:
16
Section	6.06	No Corporate Action Required:		16
Section	6.07	Permanent Injunction:
16
VII. PLAN ADMINISTRATION TRUST			17
Section	7.01	Creation of the Plan Administration Trust:		17
Section	7.02	Appointment of the Plan Administrator:		17
Section	7.03	Funding of the Plan Administration Trust:		17
Section	7.04	New Junior Note:		17
Section	7.05	Purposes of the Plan Administration Trust:		18
Section	7.06	Powers and Obligation of the Plan Administrator:
18
Section	7.07	Retention of Professionals and Other Persons:		19
Section	7.08	Access to Books and Records:		19
Section	7.09	Dissolution:		19
Section	7.10	Claims Administration and Prosecution and Plan Distributions:		19
Section	7.11	Prosecution of Avoidance Actions &
Causes of Action and Litigation Claims:				19
VIII. CONDITIONS PRECEDENT				20
Section	8.01	Conditions Precedent to Effective Date:		20
IX. DISTRIBUTIONS			20

Section	9.01	Method of Distribution:		20
Section	9.02	Method of Payment:
20
Section	9.03	Timing of Payment:		20
Section	9.04	Setoff:		21
Section	9.05	De Minimis Cash Distributions:		21
Section	9.06	Unclaimed Distributions to Creditors,
Non-Negotiated Checks & Other Consideration:
21
Section	9.07	Revesting of Unclaimed Distributions:		21
Section	9.08	Rounding; Fractional Portions:		21
Section	9.09	Treatment of Disputed Claims:		21
Section	9.10	Bar Date:		22
X. EXECUTORY CONTRACTS			22
Section	10.01 Rejection of Executory Contracts and Unexpired Leases:
22
Section	10.02 Approval of Assumption or Rejection of Leases and Contracts:
23
Section	10.03 Bar Date for Filing Proofs of Claim Relating
to Executory Contracts and Unexpired Leases Rejected Pursuant to this Plan:
23
Section	10.04 Options:			23
XI. EFFECTS OF CONFIRMATION			23
Section	11.01 Revesting of Assets:			23
Section	11.02 Discharge and Injunction:			23
Section	11.03 Release:			24
Section	11.04 Retention of Jurisdiction:			24

Section	11.05 Jurisdiction:		25
Section	11.06 Subordination Rights:
26
Section	11.07 Effectuating Documents:		26
Section	11.08 Ratification of Actions Taken:		26
XII. MISCELLANEOUS PROVISIONS		26
Section	12.01 Exemption from Transfer Taxes:		26
Section	12.02 Exculpation:		27
Section	12.03 Declaration in Lieu of Escrow Deposits:		27
Section	12.04 Revesting of Escrowed Proceeds:		27
Section	12.05 Binding Effect of Plan:		28
Section	12.06 Construction:		28
Section	12.07 Time:		28
Section	12.08 Headings:		28
Section	12.09 Governing Law:		28
Section	12.10 Existence of Committee:		28
Section	12.11 Payment of Statutory Fees:		28
Section	12.12 Cramdown:		28
Section	12.13 Post Consummation Effect of Evidences of Claims or Interests:
29
Section	12.14 Successors and Assigns:		29
Section	12.15 Inconsistencies:		29
Section	12.16 Compliance With Applicable Law:
29
Section	12.17 Modification of this Plan:		29
Section	12.18 Section 1125(e) of the Bankruptcy Code:
29

Section 12.19 Reorganized Debtor as Party in Interest and

Standing to Object to Claims: 29 Section 12.20 Severability:

30

INTRODUCTION

Wave Wireless Corporation, as the debtor and debtor-in-possession (the “Debtor”) in the above-captioned bankruptcy case, and the Official Committee of Unsecured Creditors appointed herein hereby propose this Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) pursuant to section 1121(c) of title 11 of the United States Code (the “Bankruptcy Code”).

DEFINITIONS

As used in this Plan, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural, and the masculine, feminine, and neuter forms of the terms defined):

Accredited Investor:Means “accredited investors” as that term is defined in Rule 501(a) of the Securities Act of 1933, as amended.

Administrative Claim Escrow:Shall have the meaning ascribed to such term in section 3.02.

Administrative Expense Claim:Means: (a) any Unsatisfied Claim for payment of any costs or expenses of administration of the Case incurred after the commencement of the Case and before the Effective Date that is Allowed under sections 503(b) or 507(a)(1) of the Bankruptcy Code; and (b) any Unsatisfied Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court. Administrative Expense Claims shall not include any Claims that are exempt from receiving Administrative status by the Bankruptcy Code, the Bankruptcy Court, or this Plan.

Administrative Operating Expense Claim:Means all Administrative Expense Claims other than Administrative Expense Claims of Professionals or Committee Members.

Affiliate:Shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code.

Allowed:When used in reference to a Claim or Interest, means: (a) any Unsatisfied Claim against, or Interest in, the Debtor, or proof or application for allowance thereof, which was: (i) Filed on or before the date designated by the Bankruptcy Court as the last date for Filing a Proof of Claim against, or Proof of Interest in, the Debtor; (ii) later Filed with leave of the Bankruptcy Court after notice and a hearing; or (iii) if no Proof of Claim or Proof of Interest or application for allowance was Filed, which Claim or Interest has been or hereafter is listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent; (b) any Unsatisfied Claim Allowed pursuant to this Plan; and/or (c) with respect to any Claim or Interest described in Clause (a) in this Section 2.06, above, (i) which is due and payable and as to which no objection to the allowance thereof has been interposed within the applicable period fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, or the Bankruptcy Court, or (ii) as to which any objection has been determined by Final Order of the Bankruptcy Court, to the extent such objection has been resolved in favor of the Holder of such Claim or Interest.

Asset(s):Means all property of the Debtor’s Estate.

Avoidance Actions:Means any Cause of Action that was, or could have been, asserted by the Debtor pursuant to chapter 5 of the Bankruptcy Code.

Ballots:Means the ballots accompanying the Disclosure Statement and this Plan upon which Holders of Claims and/or Interests may indicate their acceptance or rejection of this Plan.

Bankruptcy Code:Means title 11 of the United States Code, as amended from time to time, as applicable to the Case.

Bankruptcy Court:Means the United States Bankruptcy Court for the District of Delaware, or any court having competent jurisdiction to hear appeals or certiorari proceedings there from, or any successor thereto that has competent jurisdiction over the Case.

Bankruptcy Rules:Means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Case.

Bar Date:Has the meaning set forth in Section 9.10 of this Plan.

Business Day:Means any day except Saturday, Sunday, or a “legal holiday,” as such term is defined in Bankruptcy Rule 9006(a).

Case:Means the above-captioned case under chapter 11 of the Bankruptcy Code.

Cash:Means lawful money of the United States of America and cash equivalents.

Causes of Action:Means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims (including Claims as defined herein) whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively in law, equity, or otherwise including, without limitation, the Avoidance Actions.

Claim:Means a “claim” within the meaning of section 101(5) of the Bankruptcy Code.

Class:Means a class of Claims or Interests as classified in this Plan.

Collateral:Means any property of the Estate that secures an Allowed Secured Claim.

Committee:Means the official committee of unsecured creditors appointed in the Case pursuant to section 1102 of the Bankruptcy Code.

Confirmation Date:Means the date the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

Confirmation Hearing:Means the hearing before the Bankruptcy Court to consider confirmation of this Plan.

Confirmation Order:Means an order of the Bankruptcy Court confirming this Plan, as amended, supplemented, or modified.

Debtor:Means Wave Wireless Corporation.

Disbursing Agent:Means the Plan Administrator, or any party appointed by the Plan Administrator, to make the post-effective date distributions required under this Plan.

Disclosure Statement:

Means the Disclosure Statement Filed by the Debtor in connection with this Plan, as it may be amended, supplemented, or modified from time to time.

Effective Date:Means a Business Day occurring after the Confirmation Date and upon which: (a) no stay of the Confirmation Order is in effect; and (b) the conditions to the Effective Date set forth in this Plan have been satisfied or waived. The closing of the transactions contemplated by this Plan shall occur contemporaneously on the Effective Date. The Debtor shall file a notice of the Effective Date within three Business Days after its occurrence, which shall be served upon those requesting notice in the Case pursuant to Bankruptcy Rule 2002.

Entity:Means an “entity” within the meaning of section 101(5) of the Bankruptcy Code.

Equity Financing:Means the equity financing described at Section 4.07.

Estate:Means the estate of the Debtor created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Case.

Excess Reorganized Debtor Cash:Shall mean any Cash of the Reorganized Debtor that remains after: (i) satisfying the SDS Maximum Repayment and all other distributions and/or dividends required under this Plan; (ii) reserving Cash sufficient to satisfy, in full, all obligations of, and Claims against, the Reorganized Debtor that accrued during the 1-year period following the Effective Date including, without limitation, any taxes due and owing by the Debtor to any governmental or regulatory agency; and (iii) reserving reasonably sufficient Cash, in the Reorganized Debtor’s discretion, to fund ongoing business operations (in an amount no less than the Operating Cash Reserve).

Exit Facility:Means a term note by and between the Reorganized Debtor and SDS to be executed on the Effective Date that provides sufficient financing and available credit, in the Reorganized Debtor’s discretion, to fund the Reorganized Debtor’s continued business operations after the Effective Date.

File, Filed, Filing, or Files:Means file, filed, filing, or files, respectively, with the Bankruptcy Court in the Case.

Final Order:

Means judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal located in one of the states, territories or possessions of the United States or the District of Columbia, that has not been reversed or stayed or that is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing.

General Unsecured Claim:Means any unsecured Claim against the Debtor that arose, or which is deemed by the Bankruptcy Code to have arisen, prior to the Petition Date and is not a Claim in any other Class set forth in this Plan.

Holder:Means any Entity holding a Claim or Interest, and includes the beneficial Holder of such Claim or Interest.

Interests:Means all equity interests in the Debtor including, but not limited to, the Old Common Stock, and all Claims against the Debtor resulting from the rescission of purchase or sale of Old Common Stock, for damages arising from the purchase or sale of Old Common Stock, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, and all rights arising out of contracts, options, or warrants to purchase or sell Old Common Stock.

Material Adverse Change: Means an event or occurrence in the Debtor’s discretion, which has a material adverse effect on the properties, operations, finances, physical condition, business, prospects or employees of the Debtor.

New By-Laws:Means the new or amended by-laws of the Reorganized Debtor to be effective from and after the Effective Date, which shall be Filed no later than 5 days prior to the Confirmation Hearing.

New Certificate of Incorporation:Means the new or amended certificate of incorporation of the Reorganized Debtor, to be effective from and after the Effective Date, which shall be Filed no later than 5 days prior to the Confirmation Hearing.

New Common Stock:Means the shares of new common stock of the Reorganized Debtor, par value $.01 per share, to be authorized and available to be issued pursuant to this Plan. The New Common Stock is issued in this Plan in accordance with, and reliance on, the exemption from registration provided under section 1145 of the Bankruptcy Code. The number of shares to be authorized and available for distribution shall be included in the New Certificate of Incorporation. The New Common Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in the New Certificate of Incorporation, the New By-Laws, and as provided under applicable non-bankruptcy law.

New Directors:

Means those director(s) who shall constitute the board of directors of the Reorganized Debtor on and after the Effective Date, which director(s) shall be named by SDS and disclosed in a Filing by the Debtor not later than 5 days prior to the Confirmation Hearing.

New Junior Notes:Means the new junior note issued by the Reorganized Debtor on the Effective Date to the Plan Administrator on behalf of this estate in form and substance acceptable to the Committee and the Debtor. The New Junior Note shall memorialize the terms set forth in Section 7.04 of this Plan.

Old Common Stock:Means the common stock of the Debtor issued and outstanding prior to the Petition Date, including any options or warrants or rights to acquire Old Common Stock.

Operating Cash Reserve:Shall be the cash revested in the Reorganized Debtor after the Effective Date. The Operating Cash Reserve shall be set in an amount reasonably sufficient, in the Reorganized Debtor’s judgment, reasonably acceptable to SDS, to: (i) fund the Reorganized Debtor’s ongoing business activities; and (ii) fund all distributions that the Reorganized Debtor must satisfy pursuant to the term of this Plan.

Permanent Injunction:Has the meaning set forth in Section 6.07 herein.

Petition Date:Means October 31, 2006, the date upon which the Debtor Filed its voluntary petition for relief under chapter 11 of the Bankruptcy Code.

Plan Administration Carve-Out:Means the cash “carved-out” of SDS’s collateral for the purpose of funding the Plan Administration Trust and distribution to Holders of Class 5 claims. The Plan Administration Carve-Out shall be funded in the amount of $250,000.00 less: (i) any payments made, or due and owing, to Committee Professionals for fees and expenses that accrued prior to the Effective Date; and (ii) any payments made, or due and owing, to Committee members for fees and/or expenses incurred in the capacity of a Committee member prior to the Effective Date.

Plan Administration Trust Assets:Means the Plan Administration Carve-Out and the Debtor’s rights to prosecute or defend Causes of Action that arose prior to the Confirmation Date; including the right to assert and collect upon any counterclaims that may be asserted in any Cause of Action; provided, however, that the Plan Administration Trust Assets shall not include any right to payment arising in, or related to, any Cause of Action that is released (or for which prosecution is enjoined pursuant to the terms of this Plan).

Plan Supplement:Means the appendices and/or supplements that may be Filed prior to the Confirmation Date including, but not limited to, the New Certificate of Incorporation, the New By-Laws, and such other documents as may be necessary or appropriate.

Preferred Shareholder:Means any Holder of Preferred Stock.

Preferred Stock:Means any issued and outstanding shares in the following classes of stock: (i) Series A Junior Participating Preferred Stock of P-Com, Inc.; (ii) Series B, C, D, E, or F Convertible Preferred Stock of P-Com, Inc.; or (iii) Series G, H, I, J, or J-1 Convertible Preferred Stock of Wave Wireless Corporation.

Priority Claim:Means any Claim that is entitled to priority of payment under sections 507(a)(2) through (7) or 507(a)(9) of the Bankruptcy Code.

Priority Tax Claim:Means any Claim that is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

Professionals:Means Entities whose compensation or reimbursement of expenses must be authorized by Order of the Bankruptcy Court pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, or pursuant to the Order Authorizing Retention of Professionals Utilized in the Ordinary Course of Business Pursuant to 11 U.S.C. §§ 105(a), 327, and 331.

Proof of Claim or Proof of Interest:Means a Filed Proof of Claim or Filed Proof of Interest.

Record Date:Means the date on which Creditors or Interest Holders entitled to vote on this Plan are determined by their record ownership of Claims or Interests, which date shall be the date upon which the Bankruptcy Court enters an Order approving the Disclosure Statement.

Reorganized Debtor:Means the Debtor after the Effective Date and, for purposes of making or effectuating any distribution hereunder, shall also include the Debtor.

Schedules:Means the Schedules of Assets and Liabilities and Statements of Financial Affairs, as amended, Filed by the Debtor in accordance with the Bankruptcy Rules.

SDS:Shall mean SDS Capital Group SPC, LTD.

SDS Maximum Repayment:Shall equal $2,476,658 (the amount due and owing on the SDS Note as of the Petition Date) plus all accrued pre-petition and post-petition interest, fees and expenses allowable under the SDS Loan Documents including any fees and expenses of SDS counsel.

SDS Loan Documents:Means the Security Agreement by and between the Debtor and SDS dated March 22, 2005, the related Promissory Note—in the amount of $4,153,650.00—and all other related documents.

Secured Claim:Means a Claim against the Debtor that has arisen prior to the Petition Date, and which is a secured claim within the meaning of, and to the extent Allowed under, section 506 of the Bankruptcy Code; provided, however, that the value of any Secured Claim shall be limited to the value of the Collateral pledged for the Claim.

Unclaimed Distribution:Means, in respect of any Class of Claims, all property deemed to be “Unclaimed Distributions” pursuant to Section 9.06 of this Plan.

Unsatisfied:Means, with regard to any Claim, Class, Interest or Administrative Expense, any Allowed amount that has accrued or is otherwise due and owing and which: (i) remains unpaid from the Debtor or any third party; or (ii) has not been released, or otherwise comprised, by the Holder of the Claim or Administrative Expense.

U.S. Trustee Fees:Shall mean any fees due and owing to the Office of the United States Trustee arising in this case.

Other Definitions:A term used and not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning set forth therein. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan. The word “including” shall mean “including, without limitation.”

ADMINISTRATIVE CLAIMS , PRIORITY TAX CLAIMS, AND U.S. TRUSTEE FEES

Treatment of Administrative Expense Claims:The Debtor shall continue to pay all Operating Administrative Claims as they become due, through the Effective Date. Except as set forth in section 3.03 below, Allowed Operating Administrative Expense Claims will be paid in Cash on the Effective Date.

Administrative Claim Escrow:

Also on the Effective Date, the Reorganized Debtor shall transfer to the Plan Administration Trust funds (the “Administrative Claim Escrow”) in the amount of any Unsatisfied Operating Administrative Expense Claim known by the Debtor to have accrued prior to the Effective Date. The Plan Administrator shall hold the Administrative Claim Escrow in accordance with Bankruptcy Rule 3020(a), and the funds held in the Administrative Claim Escrow shall be distributed by the Plan Administrator solely to Allowed Operating Administrative Expense Claims as set forth below. Reasonable expenses may be deducted from the Administrative Claim Escrow.

Satisfaction of Operating Administrative Expense Claims After the Effective Date:

The Plan Administrator shall satisfy, in full, all Operating Administrative Expense Claims that become allowed after the Effective Date, within five days after such Claim becomes allowed, from the funds held in the Administrative Claim Escrow.

Allowance of Professional Fees and Expenses:

All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Effective Date must be Filed with the Bankruptcy Court within thirty days after the Confirmation Date. Any Allowed Administrative Expense Claim of a Professional retained by the Debtor will be paid by the Reorganized Debtor within five days after such Claim becomes Allowed.

Committee Professional and Member Fees and Expenses:

Once Allowed pursuant to the procedures set forth in Section 3.04, Administrative Expense Claims of Committee Professionals and members shall be satisfied, in the Plan Administrator’s discretion, from the proceeds of the Plan Administration Carve-Out. In no event shall the Plan Administrator utilize any funds other than the Plan Administration Carve-Out to satisfy any claim, right to payment or interest—including Allowed Professional fees and expenses or any other Allowed Administrative Expense Claim—asserted by a Committee member, or any Professional retained by the Committee or any member of the Committee.

Distribution of Administrative Claim Escrow:

The funds held in the Administrative Claim Escrow shall be used to pay Allowed Operating Administrative Expense Claims (subject to the conditions set forth above). Any funds remaining after making all such payments shall revest in the Reorganized Debtor. The Plan Administrator shall promptly return to the Reorganized Debtor any excess funds held in the Administrative Claim Escrow as set forth in Section 12.03 of this Plan. In no event shall the Plan Administrator utilize the funds held in the Administrative Claim Escrow to satisfy any claims other than Allowed Operating Administrative Expense Claims.

Treatment of Priority Tax Claims:

Each Holder of an Allowed Priority Tax Claim shall be paid the Unsatisfied amount of such Allowed Priority Tax Claim in Cash, on the later of: (i) the Effective Date (or as soon thereafter as is practicable); or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable).

Payment of Allowed Priority Tax Claims:

On the Effective Date, the Reorganized Debtor will satisfy any Unsatisfied Allowed Priority Tax Claim to which payment may be made on the Effective Date.

Tax Claim Escrow:

Also on the Effective Date, the Reorganized Debtor shall transfer to the Plan

Administrator funds (the “Tax Claim Escrow”) in the amount of: (i) any unpaid Priority Tax Claim known by the Debtor to have accrued prior to the Effective Date; and (ii) the estimated amount necessary to satisfy any Disputed Priority Tax Claim. The Plan Administrator shall hold the Tax Claim Escrow in accordance with Bankruptcy Rule 3020(a), and the funds held in the Tax Claim Escrow shall be distributed by the Plan Administrator solely to Unsatisfied Priority Tax Claims that become Allowed after the Effective Date. Reasonable expenses may be deducted from the Tax Claim Escrow.

Distribution of Tax Claim Escrow:

The funds held in the Tax Claim Escrow shall be used to pay Allowed Priority Tax Claims (subject to the conditions set forth above). Any funds remaining after making all such payments shall revest in the Reorganized Debtor. The Plan Administrator shall promptly return to the Reorganized Debtor any excess funds held in the Tax Claim Escrow as set forth in Section 12.03 of this Plan. In no event shall the Plan Administrator utilize the funds held in the Tax Claim Escrow to satisfy any claims other than Allowed Priority Tax Claims.

U.S. Trustee Fees:

The Reorganized Debtor shall pay in Cash on the Effective Date all U.S. Trustee Fees payable on or before the Confirmation Date. After the Confirmation Date, the Plan Administration Trust shall continue to pay U.S. Trustee Fees and file quarterly reports with the Office of the United States Trustee until this Case is closed by the Bankruptcy Court, dismissed, or converted.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against, and Interests in, the Debtor. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim is also placed in a particular Class for the purpose of voting on, and receiving distribution pursuant to, the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

In accordance with 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims of the kinds specified in section 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article III herein.

Pursuant to section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims or Interests of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim or Interest agrees to less favorable treatment for such Allowed Claim or Interest. Pursuant to section 510(a) of the Bankruptcy Code, this Plan shall give effect to subordination agreements, which are enforceable under applicable non-bankruptcy law, except to the extent the beneficiary thereof agrees to less favorable treatment. By way of further explanation, this Plan shall also give effect to the subordination provisions of sections 510(b) and (c) of the Bankruptcy Code.

The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Entities claiming as beneficial interest holders, assignees, heirs, devisees, transferees, or successors in interest of any kind of the named Creditor.

Class 1—Other Secured Claims:

(i.) Description: Class 1 consists of all validly-perfected secured claims against the Debtor that arose prior to the Petition Date held by any party other than SDS.

(ii.) Treatment: Each holder of an Other Secured Claim shall receive, in full satisfaction, settlement, release, discharge of, and in exchange for, such Other Secured Claim, the Allowed amount of its Claim, in Cash, on the later of:

(a.)	the Effective Date (or as soon thereafter as practicable); and
(b.)	the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as practicable).

(iii.) Impaired Status: The Debtor believes that there are no Holders of Claims in Class

1. In the event that any Claims are properly classified in Class 1, this class is not impaired and is deemed to have accepted this Plan.

Class 2—SDS Secured Claims:

(i.) Description: Class 2 consists of the secured, validly-perfected pre-petition obligations due and owing on the SDS Loan Documents. The Claims arising from the SDS Loan Documents are deemed Allowed in the amount of the SDS Maximum Repayment pursuant to the terms of this Plan and the Confirmation Order.

(ii.) Treatment: The Holder(s) of the SDS Secured Claims shall receive the following treatment in full and satisfactory settlement, release and discharge of, and in exchange for such SDS Secured Claim and/or any and all Claims that the Holder(s) may have pursuant to the SDS Note (including, without limitation, any deficiency claim that may be asserted pursuant to the SDS Note):

(a.) On the Effective Date, the Holder(s) of the SDS Secured Claims shall receive all Cash currently in the estate that is not otherwise required to: (i) make distributions under the terms of this Plan—including, without limitation, the distributions necessary for the Administrative Claim Escrow, the Tax Claim Escrow, the Priority Claim Escrow, the U.S. Trustee Fees, and the Plan Administration Carve-Out—or; (ii) fund the Operating Cash Reserve; and

(b.) On the Effective Date, the Holder(s) of the SDS Secured Claims shall receive all shares of New Common Stock other than those distributed to Holders of Class 4 or 5 Claims pursuant to the terms of the Equity Financing set forth in Section 4.07 of this Plan.

(iii.) Impaired Status: Class 2 is impaired, and the Holder(s) of Allowed Class 2 Claim(s) is/are entitled to vote to accept or reject this Plan.

Class 3—Priority Unsecured Claims:

(i.) Description: Class 3 consists of all Allowed Priority Unsecured Claims against the

Debtor.

(ii.) Treatment: Each Holder of an Allowed Class 3 Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Unsecured Claim, the Allowed amount of such Claim, to the extent permitted under the applicable subsection of section 507(a) of the Bankruptcy Code, in Cash, on the later of: (a) the Effective Date (or as soon thereafter as practicable); and (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as practicable).

(a.) Priority Claim Escrow: On the Effective Date, the Reorganized Debtor shall transfer to the Plan Administrator funds (the “Priority Claim Escrow”) in the amount of: (i) any Unsatisfied Class 3 Claim known by Debtor to have accrued prior to the Effective Date; and (ii) the estimated amount necessary to satisfy any Disputed Priority Claim. The Plan Administrator shall hold the Priority Claim Escrow in accordance with Bankruptcy Rule 3020(a), and the funds held in the Priority Claim Escrow shall be distributed by the Plan Administrator solely to Allowed Priority Unsecured Claims that become Allowed after the Effective Date.

(b.) Distribution of Priority Claim Escrow: The funds held in the Priority Claim Escrow shall be used to pay Allowed Class 3 Claims, and any funds remaining after making all such payments shall revest in the Reorganized Debtor. The Plan Administrator shall promptly return to the Reorganized Debtor any excess funds held in the Priority Claim Escrow as set forth in Section 12.03 of this Plan. In no event shall the Plan Administrator utilize the funds held in the Unsecured Priority Claim Escrow to satisfy any claims other than Allowed Priority Claims.

(iii.)	Impaired Status: Class 3 is not impaired and is deemed to have accepted this
Plan.

Class 4—General Unsecured Claims:

(i.) Description: Class 4 consists of all Allowed General Unsecured Claims against the

Debtor.

(ii.) Treatment: Holders of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such General Unsecured Claim, such Holder’s pro rata share of the Plan Administration Trust. The distributions to Holders of an Allowed General Unsecured Claim shall be made at a time and manner in the discretion of the Plan Administrator, consistent with the Plan Administration Trust Agreement. Class 4 shall be entitled to participate in the Equity Financing as described in Section 4.07.

(iii.) Impaired Status: Class 4 is impaired, and Holders of Class 4 General Unsecured Claims are entitled to vote to accept or reject this Plan.

Class 5—Preferred Shareholder Claims:

(i.) Description: Class 5 consists of the Interests of any Preferred Shareholders.

(ii.) Treatment: Holders of Class 5 Claims shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Preferred Shareholder Claim, the ability to participate in the Equity Financing as described in Section 4.07. The Old Preferred Stock shall be cancelled, extinguished, and of no further force and effect as of the Effective Date.

(iii.) Impaired Status: Class 5 is impaired, and Holders of Class 5 Preferred Shareholder Claims are entitled to vote to accept or reject this Plan.

Class 6—Old Common Stock Interests:

(i.) Description: Class 6 consists of all Old Common Stock Interests in the Debtor.

(ii.) Treatment: Holders of Old Common Stock Interests shall receive no distribution in respect of such Interests. The Old Common Stock Interests shall be cancelled, extinguished, and of no further force and effect as of the Effective Date.

(iii.) Impaired Status: Class 6 is impaired and, because Holders of Class 6 Old Common Stock Interests will receive no distribution under this Plan in respect of their Interests, Class 6 is deemed to reject the Plan by operation of law.

Equity Financing Provisions:

As part of the distributions provided for in the Plan, the Reorganized Debtor is raising capital through the sale of equity (the “Equity Financing”). The Equity Financing will be raised through the sale of a maximum of 30,000 shares (the “Maximum Shares”) at a price of $1.00 per share. Each holder of an Allowed Claim in Classes 4 and 5 that is an “Accredited Investor” shall be entitled to, but not required to, participate in the Equity Financing. Each Holder participating in the Equity Financing must purchase no fewer than 500 shares per Holder and each purchase must be in increments of 500 shares. Each Holder wishing to participate in the Equity Financing shall indicate its intent on the Ballot that it submits and follow all procedures set forth in the Ballot. In the event that the Debtor receives participation in the Equity Financing in excess of the Maximum

Shares, the Reorganized Debtor shall (at SDS’s direction) either: (i) distribute all requested shares and reduce—on a share-for-share basis—the New Common Stock distributable to SDS pursuant to the terms of this Plan; or (ii) distribute pro rata shares of New Common Stock in the same proportion that such individual Holder’s Claim bears to the aggregate of all Holders of Class 4 and 5 Claims that have opted to participate in the Equity Financing. All shares that are not sold to Holders of Claims or Interests in Classes 4 and 5 shall be distributed to SDS in accordance with terms and conditions of Section 4.02 of this Plan.

Pursuant to the New Certificate of Incorporation the Reorganized Debtor will be authorized to issue two hundred and fifty thousand (250,000) shares of New Common Stock. One hundred thousand (100,000) shares will be issued—seventy thousand (70,000) shares to SDS, and the remaining thirty thousand (30,000) shares to participants in the Equity Financing subject to the terms and conditions herein.

ACCEPTANCE OR REJECTION OF THE PLAN Classes Entitled to Vote:

Classes 1 and 3 are unimpaired, and Holders of Claims in Classes 1 and 3 are not entitled to vote on this Plan. Classes 2, 4, and 5 are impaired under this Plan, and Holders of Claims or Interests in such Classes are entitled to vote to accept or reject this Plan. Holders of Interests in Class 6 are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and such Holders Interest in this Class are not entitled to accept or reject this Plan.

Entitlement to Vote:

So long as Claims or Interests in Classes 2, 4, and 5 are not the subject of an objection, any Holder of an Unsatisfied Claim in any such Class: (a) for which a proof of claim was timely and properly filed; or (b) that is listed in the Schedules as not being (i) disputed, (ii) contingent, or (iii) unliquidated, shall be entitled to vote to accept or reject this Plan.

Acceptance by an Impaired Class of Claims:

A Class of Claims shall have accepted this Plan if the Plan is accepted by Holders of at least two-thirds in the aggregate dollar amount and more than one-half in number of the Allowed Claims of such Class that have properly voted to accept or reject this Plan

MEANS FOR IMPLEMENTATION OF THE PLAN

Cancellation of Existing Securities and Agreements:

On the Effective Date, the SDS Loan Documents and all outstanding Equity Interests including without limitation all Old Common Stock and Preferred Stock shall be cancelled and of no further force and effect, except for the sole purpose of establishing a right to distribution under this Plan.

Issuance of Stock:

On the Effective Date, the Reorganized Debtor will issue and deliver, in accordance with the provisions hereof, the shares of New Common Stock to the Holders of Allowed Claims in Class 2 and Classes 4 and 5 (if applicable).

Exit Financing:

On the Effective Date, the Reorganized Debtor and SDS shall execute a term note in an amount sufficient—in the Reorganized Debtor’s discretion—to fund the Reorganized Debtor’s continued operations and the distributions that the Reorganized Debtor must make pursuant to the terms of this Plan. The Exit Financing shall be secured by a first lien on all of the Reorganized Debtors’ assets in a form mutually-acceptable to the Debtor, the Committees and SDS, and the Debtor shall File with the Bankruptcy Court draft documents setting forth the terms of the Exit Financing no later than 5 days prior to the Confirmation Hearing.

Board of Directors of the Debtor:

On the Effective Date, the Debtor’s directors shall be deemed removed from the board of directors.

New Board of Reorganized Debtor:

On the Effective Date, the New Directors shall be deemed appointed to serve as the new board of directors of the Reorganized Debtor, without further action by the shareholders thereof.

No Corporate Action Required:

As of the Effective Date, the issuance of the New Common Stock, the adoption, execution, delivery, and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by this Plan, and the other matters provided for, under, or in furtherance of, this Plan involving action to be taken by or required of the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtor or the Reorganized Debtor. All documents or instruments which must be executed and delivered by the Debtor or the Reorganized Debtor under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President, Chief Restructuring Officer, or any Vice President of the Debtor or Reorganized Debtor.

Permanent Injunction:

EXCEPT AS OTHERWISE SET FORTH IN THIS PLAN, ON AND AFTER THE EFFECTIVE DATE ALL PERSONS AND ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD (A) ANY CLAIM AGAINST, OR INTEREST IN, THE DEBTOR WHICH AROSE PRIOR TO THE CONFIRMATION DATE SHALL BE PERMANENTLY ENJOINED FROM AND AGAINST: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTOR, THE REORGANIZED DEBTOR, THEIR RESPECTIVE AFFILIATES, SHAREHOLDERS, ACCOUNTANTS, DIRECT OR INDIRECT SUBSIDIARIES, AGENTS, ATTORNEYS, ADVISORS, (AND WITH REGARD TO ALL OF THE FOREGOING ENTITIES, THEIR OFFICERS AND

DIRECTORS) SDS, ANY SDS AFFILIATES, THE ESTATE AND/OR THE COMMITTEE

(COLLECTIVELY, THE “PERMANENT INJUNCTION PARTIES” ) WITH RESPECT TO ANY SUCH CLAIM OR INTEREST; (II) THE ENFORCEMENT, ATTACHMENT, COLLECTION, OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE PERMANENT INJUNCTION PARTIES; (III) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST THE PERMANENT INJUNCTION PARTIES OR AGAINST ANY OF THEIR PROPERTIES OR INTERESTS IN PROPERTY WITH RESPECT TO SUCH CLAIM OR INTEREST; AND (IV) ASSERTING ANY RIGHT OF SETOFF AGAINST ANY OBLIGATION DUE FROM THE PERMANENT INJUNCTION PARTIES OR AGAINST ANY PROPERTY OR INTEREST IN PROPERTY OF THE DEBTOR OR THE REORGANIZED DEBTOR WITH RESPECT TO ANY SUCH CLAIM OR INTEREST; AND (B) ANY CLAIM, RIGHT, ACTION, CAUSE OF ACTION AGAINST OR INTEREST IN THE DEBTOR, THE REORGANIZED DEBTOR, OR THE ESTATE WHICH SHALL HAVE ARISEN PRIOR TO THE CONFIRMATION DATE SHALL BE PERMANENTLY ENJOINED FROM AND AGAINST COMMENCING OR CONTINUING ANY SUIT, ACTION, OR PROCEEDING AGAINST, ASSERTING OR ATTEMPTING TO RECOVER ANY CLAIM AGAINST OR INTEREST IN, OR OTHERWISE AFFECTING THE PERMANENT INJUNCTION PARTIES WITH RESPECT TO ANY MATTER THAT IS THE SUBJECT OF THIS PLAN.

PLAN ADMINISTRATION Trust Creation of the Plan Administration Trust:

On the Effective Date, the Plan Administration Trust will be formed to govern the distributions to be made to Class 4 Claim Holders and other distributions required under the terms of this Plan.

Appointment of the Plan Administrator:

The Plan Administrator shall be designated by the Committee. The Committee shall file with the Bankruptcy Court a notice designating the Person or Entity who it has selected as Plan Administrator at least 5 days prior to the Confirmation Hearing. The Plan Administrator shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Plan Administration Trust Agreement and shall be entitled to reasonable compensation as set forth therein without further application to, or order of, the Bankruptcy Court.

Funding of the Plan Administration Trust:

On the Effective Date, the Debtor shall transfer to the Plan Administration Trust, for and on behalf of the beneficiaries thereof, the Plan Administration Assets, and all other amounts required pursuant to the terms of this Plan.

New Junior Note:

On the Effective Date, the Reorganized Debtor and the Plan Administrator shall enter into the New Junior Note. No later than 5 days prior to the Confirmation Hearing, the Debtor and the Committee shall file with the Bankruptcy Court a mutually-acceptable form of New Junior Note that sets forth the following terms:

(i.) Term: The New Junior Note shall expire on its own terms on the date that is one year from the Effective Date, regardless of whether the Reorganized Debtor has made any distributions under the New Junior Note;

(ii.) Conditions to Repayment: The New Junior Note shall receive only one payment (the “New Junior Note Payment”) subject to the terms and conditions set forth in this Plan. The Reorganized Debtor shall make the New Junior Note Payment only if the Reorganized Debtor has previously caused distributions to be made to SDS in the amount of the SDS Maximum Repayment. For the purposes of this Section, the distributions made by the Reorganized Debtor to SDS shall include any Cash payments made to SDS on the Effective Date pursuant to the terms of this Plan, and any other payments or distributions that SDS receives from the Reorganized Debtor within one year after the Effective Date—including, without limitation, any distribution, dividend, or other payment that SDS receives based upon its ownership of the New Common Stock. Distributions made in repayment of the Exit Financing shall not be included in the calculation of the SDS Maximum Repayment;

(iii.) Repayment Amount: In the event that the conditions of Section 7.04(ii) are satisfied, the Plan Administration Trust shall receive, on account of the New Junior Note, 50% of the Excess Reorganized Debtor Cash;

(iv.) Repayment Terms: The Reorganized Debtor shall make a one-time distribution on the New Junior Note on the date that is one year subsequent to the Effective Date. In the event that the Conditions to Repayment set forth in Section 7.04(ii) are not satisfied, the New Junior Note shall expire on that date without distribution. Any distribution that is made by the Reorganized Debtor on that date shall be in full and final satisfaction of any and all claims, rights, and interests arising from, or in any way related to, the New Junior Note, and the Reorganized Debtor shall have no further obligations or responsibilities under the New Junior Note.

Purposes of the Plan Administration Trust:

The Plan Administration Trust will be organized for the purposes set forth in the Plan Administration Trust Agreement, the terms of which are approved by the entry of the Confirmation Order

Powers and Obligation of the Plan Administrator:

In addition to all powers enumerated in the Plan Administration Trust Agreement and herein, the Plan Administrator shall succeed to all rights of the Debtor necessary to protect, conserve, preserve, and liquidate all assets vested in the Plan Administration Trust pursuant to the terms of this Plan. In that capacity, the Plan Administrator shall have the exclusive power to prosecute, defend, compromise, settle and otherwise deal with all Plan Administration Trust Assets, without further Court approval, subject to the terms and conditions of the Plan Administration Trust Agreement, the Plan, and the Confirmation Order, and the Court shall vest in the Plan Administration Trust all rights, power, and authority the Debtor has under the Bankruptcy Code to prosecute and defend Causes of Action.

Retention of Professionals and Other Persons:

The Plan Administration shall be authorized to retain and pay Professionals and such other Person(s) the Plan Administrator determines, in its sole discretion, to be necessary to carry out its duties and responsibilities, or otherwise to accomplish the purposes of the Plan, the Confirmation Order, and the Plan Administration Trust Agreement. The Plan Administrator shall have the right to pay the professionals from the Plan Administration Trust Assets without further order of the Bankruptcy Court.

Access to Books and Records:

The Reorganized Debtor shall provide the Plan Administrator (or its agents) with reasonable access—at the Plan Administrator’s sole expense—to the Debtor’s Pre-Effective Date books and records.

Dissolution:

The Plan Administrator and the Plan Administration Trust shall be discharged or dissolved, as the case may be, at such time as:

(i.) all Disputed Claims have been resolved and payment has been made in satisfaction of Allowed Claims in all relevant Classes and US Trustee Fees;

(ii.) all Plan Administration Trust Assets have been liquidated; and

(iii.) all distributions required to be made by the Plan Administrator under the Plan have been made.

Claims Administration and Prosecution and Plan Distributions:

After the Effective Date, the Plan Administrator shall have the power and authority to: (a) prosecute and resolve objections to Class 4 Claims against the Debtor’s estate, and any other Claims necessary to adjudicate prior to revesting to the Reorganized Debtor any assets held in escrow pursuant to the terms of this Plan; (b) make payments on Disputed Claims that subsequently become Allowed, and all Class 4 Claims; and (c) make distributions to holders of Allowed Claims in accordance with the terms of this Plan, the Plan Administration Trust Agreement, and any subsequent order of the Bankruptcy Court.

Prosecution of Avoidance Actions & Causes of Action and Litigation Claims:

After the Effective Date, the Plan Administrator shall have the power and authority to prosecute and resolve all Avoidance Actions or any other claim or Cause of Action that arose prior to the Confirmation Date of the Plan Administration Trust Assets and shall be a representative of the Debtor’s bankruptcy estate to the extent that a Plan Administrative Trust Asset is the subject of any such Avoidance Action or Cause of Action, without the need to file a motion to intervene, as provided in section 1123(b)(3) of the Bankruptcy Code; provided, however, that the Plan Administrator may not prosecute any Cause of Action or other claim that is released pursuant to the terms of this Plan; provided, however, that any claim against, or right to payment for, the Debtor or this estate arising from any Cause of Action shall be satisfied from the Plan Administration Trust Assets, and the Reorganized Debtor (and its direct and indirect Affiliates, subsidiaries, officers, directors and agents) shall incur no liabilities related to the Causes of Action. The Plan Administration Trust shall indemnify and hold harmless the foregoing parties from any liabilities or damages arising from, or related to, the Causes of Action.

CONDITIONS PRECEDENT Conditions Precedent to Effective Date:

The occurrence of the Effective Date is subject to the satisfaction, or waiver, of each of the following conditions:

(i.) the Confirmation Order in a form reasonably acceptable to the Debtor, Committee and SDS has become a Final Order;

(ii.) SDS and the Debtor have executed all documents necessary to effectuate the

Exit Financing;

(iii.) the Committee has prepared, and the Plan Administrator has Filed, the Plan

Administration Trust Agreement;

(iv.) the Debtor and the Committee have finalized the mutually-agreeable terms for the New Junior Note; and

(v.) no Material Adverse Change shall have occurred since the approval of the

Disclosure Statement.

The Debtor, Committee and SDS, without further order of the Court, may by mutual agreement in writing, waive any of the foregoing conditions precedent.

DISTRIBUTIONS Method of Distribution:

All distributions under this Plan shall be made by the Debtor, the Reorganized Debtor, or the Plan Administrator, as set forth herein.

Method of Payment:

Any payment made by the Debtor, the Reorganized Debtor, or the Plan Administrator pursuant to this Plan shall be in Cash, and paid either by check drawn on a domestic bank or by wire transfer.

Timing of Payment:

Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

Setoff:

Nothing contained herein shall be deemed to waive the Debtor’s, the Reorganized Debtor’s or the Plan Administrator’s statutory or common law right of setoff.

De Minimis Cash Distributions:

Any parties required to make a distribution under this Plan shall not be required to make a Cash distribution if the total amount due to a Holder is less than $100.00.

Unclaimed Distributions to Creditors, Non-Negotiated Checks & Other Consideration:

If an Entity entitled to receive Cash under this Plan fails to present for payment a check issued to such Holder pursuant to this Plan within 90 days of the date such check was issued, or if any distributions are returned due to an incorrect or incomplete address for which neither the Plan Administrator, the Debtor, nor the Reorganized Debtor has received a correct address, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be an Unclaimed Distribution and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under this Plan.

Revesting of Unclaimed Distributions:

All Unclaimed Distributions shall revest in the Reorganized Debtor. Any unclaimed New Common Stock shall be deemed to be authorized but not issued and outstanding.

Rounding; Fractional Portions:

Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Distribution under Section 9.07 herein. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares.

Treatment of Disputed Claims:

Disputed Claims shall be treated as follows under this Plan:

(i.) Objections to Claims: Except as otherwise provided by the Bankruptcy Court or in this Plan, all objections to Claims shall be Filed and served on the Holders of such Claims on or before the later of: (i) 90 days after the Effective Date; (ii) 60-days after a particular Proof of Claim is Filedexcept that such Claims shall not receive any distribution until after the sixty (60) day period lapses; and (iii) such additional date as the Bankruptcy Court may fix upon application of the Plan Administrator; provided, however, that no party in interest shall be required to File an objection to any Claims listed in the Schedules as disputed, contingent, unliquidated or undetermined and for which no Proofs of Claim were timely Filed, which Claims shall be barred and disallowed in their entirety. Administration of Disputed Claims shall remain subject to the jurisdiction of the Bankruptcy Court;

(ii.) Distributions Pending Allowance: Notwithstanding any other provision of this Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim which is the subject of a proceeding against it by the Debtor, the Committee, the Plan Administrator, or the Reorganized Debtor, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved; and

(iii.) Distributions After Allowance or Disallowance: Once a Disputed Claim becomes an Allowed Claim, distributions on account of such Claim shall be made in accordance with the provisions of this Plan governing the Class of Claims to which the respective Claim belongs.

Bar Date:

The entry of the Confirmation Order shall establish July 2, 2007 as the Bar Date—i.e., last date by which any Holder of a Claim or Interest, including Administrative Expense Claims, against the Debtor arising prior to the Petition Date and whose claim or interest is not scheduled or scheduled as disputed, contingent, or unliquidated shall file with this Court a Proof of Claim or Interest (as applicable) or a Motion for Allowance of an Administrative Claim. All requests for allowance of an Administrative Claim shall be made by Motion to this Court. Service of the Confirmation Order shall constitute reasonable and adequate notice of the Bar Date. After the Bar Date, all parties and Entities who fail to file a proof of claim or interest (as applicable) or a Motion for Allowance of an Administrative Claim shall not be treated as a creditor with respect to such claim or interest (or Administrative Claim) for the purposes of voting and distribution. SDS shall not be required to file a Proof of Claim or Interest.

EXECUTORY CONTRACTS

Rejection of Executory Contracts and Unexpired Leases:

Any executory contracts and unexpired leases that exist between the Debtor and any Entity shall be deemed rejected as of the Effective Date, pursuant to section 365 of the Bankruptcy Code, except for any executory contract or unexpired lease that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a motion pending on the Effective Date to assume or to extend the time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right, or Cause of Action that the Debtor may hold against any lessor or lessee or party to an executory contract with the Debtor, including the insurer under any insurance policy.

Approval of Assumption or Rejection of Leases and Contracts:

Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases to be rejected pursuant to this Plan. Notice of the Confirmation Hearing shall constitute notice to any non-Debtor party to an executory contract or unexpired lease that is to be assumed or rejected under this Plan.

Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to this Plan:

Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease rejected pursuant to this Plan must be Filed within thirty days after the Effective Date. Any Holder of a Claim arising out of such rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, stopped, and enjoined from asserting such Claim against the Debtor, the Reorganized Debtor, or the Estate. Nothing contained herein shall extend the time for Filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

Options:

Any options, warrants, or other equity interests representing the right to acquire Old Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified as Class 7 Old Common Stock Interests.

EFFECTS OF CONFIRMATION Revesting of Assets:

Except as otherwise set forth herein, for the purposes of distributions in accordance with this Plan, all property of the Estate other than the Plan Administration Trust Assets shall revest in the Reorganized Debtor on the Effective Date. Such revested property shall be free and clear of all liens, claims, encumbrances and interests, except as otherwise provided in this Plan.

Discharge and Injunction:

Pursuant to section 1141 of the Bankruptcy Code, all Claims against, or Interests in, the Debtor will be discharged and deemed satisfied upon the Effective Date. As of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtor affected by this Plan are enjoined from taking any actions to collect, or recover in any manner, on account of any such Claims, debts or liabilities, except as otherwise provided in this Plan.

Release:

ON THE EFFECTIVE DATE, THE DEBTOR, THE REORGANIZED DEBTOR, THE COMMITTEE (AND ITS INDIVIDUAL MEMBERS), SDS, AND THEIR RESPECTIVE AFFILIATES, DIRECT OR INDIRECT SUBSIDIARIES—ALONG WITH THE PRESENT AND FORMER OFFICERS, DIRECTORS, AGENTS, SHAREHOLDERS, ATTORNEYS, ACCOUNTANTS, THE ESTATE, AND ADVISORS OF EACH OF THE FOREGOING (THE “RELEASED PARTIES”) WILL AUTOMATICALLY BE RELEASED FROM ALL CLAIMS AND CAUSES OF ACTION OF EVERY KIND AND NATURE, FROM THE

BEGINNING OF TIME THROUGH THE EFFECTIVE DATE, WHETHER KNOWN OR UNKNOWN, THAT MAY BE ASSERTED BY: (I) THE RELEASED PARTIES; (II) ANY HOLDER OF A CLAIM OR INTEREST IN CLASSES 1 THROUGH 5; AND (III) HOLDERS OF PRIORITY TAX CLAIMS AND HOLDERS OF ADMINISTRATIVE CLAIMS THAT IN ANY WAY RELATE TO, OR ARISE IN CONNECTION WITH, THE DEBTOR, THE REORGANIZED DEBTOR, OR THIS CASE—INCLUDING, WITHOUT LIMITATION, THE DEBTOR’S PRESENT AND FORMER BUSINESSES, OPERATIONS, OR FINANCING. THE RELEASE PROVISIONS SET FORTH IN THIS SECTION SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET, OR RECOVER ANY CLAIM OR CAUSES OF ACTION SATISFIED, RELEASED, OR DISCHARGED UNDER THIS PLAN. THIS INJUNCTION SHALL APPLY REGARDLESS OF WHETHER A PROOF OF CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY, OR INTEREST IS FILED OR ALLOWED, OR WHETHER SUCH ENTITY VOTED TO ACCEPT OR REJECT THIS PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THIS CASE AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

THE FOREGOING RELEASE SHALL NOT APPLY TO ANY DUTIES, OBLIGATIONS,

RESPONSIBILITIES, CLAIMS OR CAUSES OF ACTION THAT IN ANY WAY RELATE TO, OR ARISE IN CONNECTION WITH THE EXIT FACILITY.

PARTIES ARE ENTITLED TO “OPT OUT” OF THIS RELEASE PROVISION; HOWEVER, ANY RELEASED PARTY THAT “OPTS-OUT” OF THIS RELEASE PROVISION BY CHECKING THE

APPROPRIATE BOX ON ITS BALLOT SHALL NOT BE ENTITLED TO RECEIVE A RELEASE, OR ANY OTHER RIGHTS OR PROTECTIONS AFFORDED BY THIS SECTION.

Retention of Jurisdiction:

Following the Effective Date, the Bankruptcy Court shall retain sole and exclusive jurisdiction with respect to all matters of enforcement and interpretation on the Plan and Confirmation Order including but not limited to:

(i.) adjudicate all controversies concerning the classification or allowance of any

Claims or Interests;

(ii.) liquidate, allow, or disallow any Claims which are disputed, contingent, or unliquidated;

(iii.) determine any and all objections to the allowance of Claims or Interests, or counterclaim(s) to any Claim(s);

(iv.) determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

(v.) determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be, to liquidate, any and all Claims arising there from;

(vi.) adjudicate any actions brought by the Debtor on any Causes of Action, at any time prior to expiration of the relevant statute of limitations;

(vii.) determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the last date for objections to Claims;

(viii.) consider any modifications of this Plan, remedy any ambiguity, defect, or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

(ix.) determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan;

(x.) consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtor or the Estate, including but not limited to determining all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of such compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

(xi.) issue orders in aid of execution of this Plan to the extent authorized by section

1142 of the Bankruptcy Code;

(xii.) determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order;

(xiii.) adjudicate disputes over the issuance of New Common Stock to Holders of Allowed Claims;

(xiv.) enforce, effectuate and implement any and all of the terms and conditions set forth in the Plan and Confirmation Order and any adjudicate matters arising after the Effective Date with respect to the Reorganized Debtor; and

(xv.) adjudicate any matters related to the continued administration of the bankruptcy case through and including entry of a final decree.

Jurisdiction:

THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION AGAINST ANY OF THE ENTITIES EXCULPATED PURSUANT TO THIS PLAN BASED UPON ANY ACT OR OMISSION IN CONNECTION WITH, OR ARISING OUT OF, THE CASE, THE PROPOSED CONFIRMATION OR CONSUMMATION OF THIS PLAN, OR THE

ADMINISTRATION OF THE CASE OR THIS PLAN, OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN. PROVIDED HOWEVER, THAT SDS SHALL RETAIN THE RIGHT TO PURSUE REMEDIES WITH RESPECT TO THE EXIT FINANCING AGAINST THE REORGANIZED DEBTOR.

Subordination Rights:

The classification and treatment of all Claims and Interests under this Plan shall be in full settlement and satisfaction of any contractual, legal, and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim Holders with respect to any distribution made pursuant to this Plan.

Effectuating Documents:

The Debtor, the Plan Administrator, and the Reorganized Debtor are authorized to execute, deliver, File, or record such contracts, instruments, releases, and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously. Creditors, including the Holder(s) of the SDS Note Claims against the Debtor, shall deliver in recordable form all documents or instruments reasonably requested by the Debtor, or the Reorganized

Debtor, to cancel of record all mortgages, liens, security interests, and encumbrances on any purported collateral for their Claims. The Bankruptcy Court shall retain jurisdiction to issue an order directing any necessary party to execute, deliver, or to join the execution or delivery of an instrument or document, and to perform any act necessary for the consummation of this Plan.

Ratification of Actions Taken:

ENTRY OF THE CONFIRMATION ORDER AND THE OCCURRENCE OF THE EFFECTIVE DATE SHALL RATIFY ALL TRANSACTIONS EFFECTED BY THIS PLAN FROM AND INCLUDING THE PETITION DATE THROUGH THE EFFECTIVE DATE. AFTER ENTRY OF THE CONFIRMATION ORDER, ALL CREDITORS AND INTEREST HOLDERS SHALL BE ENJOINED AND RESTRAINED FROM COMMENCING OR CONTINUING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATED TO, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS PLAN.

MISCELLANEOUS PROVISIONS Exemption from Transfer Taxes:

Pursuant to section 1146(c) of the Bankruptcy Code, the: (i) issuance, transfer, or exchange of securities or other property under this Plan; (ii) creation, transfer, filing, or recording of any mortgage, deed of trust, financing statement, or other security interest; or (iii) making, delivery, filing, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, shall not be subject to any stamp tax, real estate tax, conveyance, filing or transfer fees, mortgage, recording or other similar tax, or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file, and accept such documents delivered under this Plan without the imposition of any charge, fee, governmental assessment, or tax.

Exculpation:

NEITHER THE DEBTOR, THE REORGANIZED DEBTOR, THE PLAN ADMINISTRATOR, THE PLAN ADMINISTRATION TRUST, SDS, OR THE COMMITTEE, NOR ANY OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, CONSULTANTS, ATTORNEYS, DIRECT OR INDIRECT AFFILIATES, OR AGENTS SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR INTEREST FOR ANY ACT OR OMISSION IN CONNECTION WITH, OR ARISING OUT OF, THE CASE, THE PROPOSED CONFIRMATION OR CONSUMMATION OF THIS PLAN, THE ADMINISTRATION OF THE CASE OR THIS PLAN, OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN, EXCEPT FOR WILLFUL MISCONDUCT AND GROSS

NEGLIGENCE.

Declaration in Lieu of Escrow Deposits:

For all escrow deposits required to be established by the Reorganized Debtor on the Effective Date—including, without limitation, the Administrative Claim Escrow, the Priority Tax Escrow, and the Priority Claim Escrow—the Debtor in consultation with the Committee, may file with the Bankruptcy Court a declaration that no disputed Claims, or accrued and unpaid Claims, are known to exist as of the Effective Date. Such a declaration will satisfy the Reorganized Debtor’s obligations to escrow proceeds otherwise required under the terms of this Plan. The Declaration must be filed with the Bankruptcy Court no later than the Effective Date.

Revesting of Escrowed Proceeds:

The Plan Administrator shall immediately return to the Reorganized Debtor all unused funds held in any escrow account established under this Plan—including, without limitation, the Administrative Claim Escrow, the Priority Tax Escrow, and the Priority Claim Escrow—upon the conclusion of distributions to be made to each respective Class of Claim or Interest Holders; provided, however, that in no event shall the Plan Administrator retain any escrowed funds for a period in excess of 90 days after the Effective Date. All escrowed funds shall be returned to the Reorganized Debtor (and revest in the Reorganized Debtor under the terms of this Plan) on the Business Day immediately following the 90th day after the Effective Day.

In the event that any of the escrows described herein are insufficient to satisfy in full any Unsatisfied Claims or Interests, the Reorganized Debtor shall satisfy any such Unsatisfied Allowed Claim, or Interest within three (3) business days of the Reorganized Debtor receiving notice that such Claim or Interest has become Allowed by final nonappealable order.

Binding Effect of Plan:

This Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the Reorganized Debtor, the Holders of all Claims and Interests, and their respective successors and assigns. Confirmation of this Plan binds each of the Holders of Claims and Interests to the terms and conditions of this Plan, regardless of whether such Holder has voted to accept this Plan.

Construction:

The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to construction of this Plan.

Time:

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006 shall apply.

Headings:

The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor are intended in any manner to affect any interpretation of the provisions of this Plan.

Governing Law:

Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties, and obligations of any Entity arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to choice of law provisions.

Existence of Committee:

The Committee shall continue in existence until the Effective Date, upon which date the Committee shall be disbanded.

Payment of Statutory Fees:

No later than the Effective Date, the Debtor shall have paid all fees due to the United States Trustee through the Effective Date. Such fees that accrue after the Effective Date and until the Case is closed shall be the sole responsibility of, and shall be payable by, the Plan Administration Trust.

Cramdown:

At the Confirmation Hearing, the Debtor intends to seek Confirmation of this Plan notwithstanding the rejection or deemed rejection of this Plan by impaired Classes of Creditors or Interests.

Post Consummation Effect of Evidences of Claims or Interests:

Any Notes, stock certificates, and other evidence of Claims against or Interests in the Debtor shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

Successors and Assigns:

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assignee of such Entity.

Inconsistencies:

In the event that there is any inconsistency between this Plan, the Disclosure Statement, any exhibit to this Plan, or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

Compliance With Applicable Law:

It is intended that the provisions of this Plan (including the implementation thereof) shall be in compliance with applicable law including, without limitation, the Bankruptcy Code, the Securities Act of 1933, and the Internal Revenue Code, each as amended, as well as any rules and regulations promulgated thereunder. This Plan may be modified, as the Debtor deems necessary, to bring this Plan into compliance therewith, subject to the provisions herein governing amendment of this Plan.

Modification of this Plan:

Subject to section 1127 of the Bankruptcy Code, the Debtor or Reorganized Debtor may amend or modify this Plan to remedy any defect or omission, or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. Every amendment or modification of this Plan shall supersede and render null and void all prior versions of this Plan.

Section 1125(e) of the Bankruptcy Code:

The Debtor has, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtor (and its respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not—and on account of such offer, issuance, sale, solicitation, and/or purchase will not be—liable for the violation (if any) of any applicable law, rule, or regulation governing the solicitation of acceptances or rejection of this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

Reorganized Debtor as Party in Interest and Standing to Object to Claims:

Notwithstanding anything herein to the contrary, the Reorganized Debtor shall remain a party in interest and shall have standing to investigate, assert, prosecute, object to, and compromise any and all claims including without limitation, Administrative Expense Claims, other than general unsecured claims. The Reorganized Debtor shall fund all fees and expenses associated with claims objections filed by the Reorganized Debtor and shall pay all Allowed Administrative Expenses in full.

Severability:In the event that the Bankruptcy Court determines, prior to the

Confirmation Date, that any provision of the Plan is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtor, the Committee, and SDS, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provision of the Plan shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Dated: May 2, 2007 Wilmington, Delaware FOX ROTHSCHILD LLP

/s/ Anthony M. Saccullo Daniel K. Astin (Bar No. 4068) Anthony M. Saccullo (Bar No. 4141) Citizens Bank Center 919 North Market Street, Suite 1300

P.O. Box 2323

Wilmington, Delaware 19899-2323

(302) 654-7444

Counsel for the Debtor and

Debtor-In-PossessionEDWARDS ANGELL PALMER & DODGE LLP

/s/ William E. Chipman

William E. Chipman (Bar No. 3818) Mark D. Olivere (Bar No. 4291) Citizens Bank Center 919 North Market Street, Suite 1500 Wilmington, Delaware 19801 (302) 777-7770

Counsel for the Official Committee

of Unsecured Creditors